Exhibit 4.11

AMENDMENT No. 2 TO THE BICENTENARIO TRANSPORT AGREEMENT

Between

Oleoducto Bicentenario de Colombia S.A.S.

AND

ECOPETROL S.A.

Bogota D.C., 28 March 2014

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Amendment No. 2 TO THE BICENTENARIO TRANSPORT AGREEMENT

This Amendment No. 2 to the Oil transport agreement entered into between the Parties on June 20, 2012 (the "Amendment No. 2") is entered into on this date March 28, 2014 (the "Date of Amendment") by the following persons (the "Parties to the Amendment" and each one of them a " Party to the Amendment" or the "Party to the Amendment"):

1-	OLEODUCTO BICENTENARIO DE COLOMBIA S.A.S., a Colombian corporation, of a commercial nature, of the simplified stock company type, domiciled in Bogota D.C., incorporated by means of private document dated August 18, 2010, registered on the mercantile register on August 18, 2010, with mercantile register No. 2017702, represented herein for subscribing to this Agreement by Fernando Gutierrez Montes, ("Bicentenario") and

2-	ECOPETROL S.A., mixed economy corporation, authorized by Law 1118 of 2006, attached to the Ministry of Mines and Energy, acting in accordance with its bylaws, with main domicile in Bogota D.C., with NIT 899.999.068-1, represented by Martha María Echeverri Benjumea, identified as show below her signature, who acts in her capacity as Head of the Transport Services Commercial Department of the Transport and Logistics Vice Presidency, who is empowered to subscribe to this agreement in accordance with that provided for in the Authority Delegation Handbook (hereinafter the "Shipper" and together with Bicentenario, the "Parties" and each one of them a "Party" or the "Party").

The Parties to the Amendment have agreed on the clauses that are set forth based on the following

WHEREAS

1-	On June 20, 2012, the Shipper and Bicentenario entered into an agreement for transport of Oil through the "Oleoducto Bicentenario de Colombia" (the "Agreement"), amended by means of Amendment No. 1 dated July 3, 2012, aimed at (a) ensuring financial viability for the construction, operation and maintenance of the Araguaney - Banadia Segment, and (b) transporting oil that is the property of the Shipper on the Araguaney - Banadia Segment (the "Pipeline");

2-	Bicentenario, in view of the possibility of better using the Pipeline, has changed the nomination process in its Carrier Manual and, therefore the Parties have determined the need of adjusting the content of the Agreement as per said manual; and

3-	Further, the Parties have decided to: (a) amend the value of the Service; (b) the provision in relation to the payments made by the Shippers in events of Service suspension; (c) regulate the application of an additional fee for using capacity above the Shipper Contracted Capacity; and (d) clarify the terms on which Bicentenario is to invoice its services to the Shareholders.

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Based on the above whereas, the Parties have decided to enter into this Amendment No. 2, which shall be governed by the following:

CLAUSES

CLAUSE 1 - DEFINITIONS AND INTERPRETATION. Unless otherwise stated, all terms starting with a capital letter in this Amendment No. 2 shall have the meaning given to them in the Agreement.

CLAUSE 2 - AMENDMENTS TO THE AGREEMENT.

Section 2.01 - Object and Scope of the Agreement. The Parties to Amendment No. 2 agree to amend Clause 2 of the Agreement, which as of the Date of the Amendment shall read as follows:

"Clause 2.   Object of the Agreement.

Subject to the terms and conditions set forth in this Agreement and in the Carrier Manual, Bicentenario undertakes to provide to the Shipper the Service:

(a)	During the Ship or Pay Term:

(i)	For the Shipper Contracted Capacity, in consideration for the Fee that will be paid under the modality of "ship or pay", by virtue of which the payment obligations of the Fee by the Shipper in relations with said Shipper Contracted Capacity must be fully satisfied as per the terms of this Agreement, regardless of the number of Barrels that are nominated or effectively transported; and

(ii)	Up to the Conditioned Capacity, provided that it is available, in consideration of the MME Fee, which must be satisfied as per the terms set out in this Agreement only with the number of Barrels that are nominated and effectively transported within said Conditioned Capacity.

(b)	During the Ship and Pay Term:

(i)	Up to the Shipper Contracted Capacity, in consideration of the MME Fee, under the modality of "ship and pay", by virtue of which the obligation of paying the fee by the Shipper must be satisfied as per the terms of this Agreement only for the number of Barrels effectively transported; and

(ii)	Up to the Conditioned Capacity, provided that it is available, in consideration of the MME Fee, which must be satisfied as per the terms set out in this Agreement only with the number of Barrels nominated and effectively transported within said Conditioned Capacity.”

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Section 2.02 - Credit Notes: The Parties to Amendment No. 2 agreed to amend Section 3.04 of the Agreement, which as of the Date of the Amendment shall read as follows:

“Section 3.04 - Credit Notes, Advance Application and Charges for Over-Utilization:

(a)	Pipeline for the Shareholders’ Contracted Capacity: During the Ship or Pay Term, in relation with the Shareholders’ Contracted Capacity, the Shipper that has not nominated and/or used all of the Shipper's Contracted Capacity with respect to one Nomination Month, generating Unused Capacity, and that this Capacity is used by any of the other Shareholder shippers and/or their Affiliates, credit notes will then be issued in favor of the under-utilizing Shipper. For such purposes, the value of the credit note shall be equal to that at which Bicentenario has effectively invoiced said Unused Capacity to the shipper Shareholder and/or its Affiliates and these will be accredited to the Service payment of the immediately subsequent month after issuing said credit note. In the event of more than one shipper Shareholder and/or its Affiliates generating Unused Capacity, the credit note will be issued proportionately for Unused Capacity of all shippers that have generated Unused Capacity in an Operation Month.

In the event in which Bicentenario has effectively commercialized with a third party the Unused Capacity as available capacity of the Pipeline, the value of the credit note shall be equal to the value at which Bicentenario has effectively commercialized said Unused Capacity. In the event of more than one shipper generating Unused Capacity, the credit note will be issued proportionately for Unused Capacity of all shippers that have generated Unused Capacity in an Operation Month.

It is understood that the cost and expenses incurred on by Bicentenario for commercialization shall be borne by the shipper that generated the commercialized Unused Capacity, and should that Unused Capacity be used by a Shareholder, said charge shall not be applicable. In any event, payment of interest in favor of the Shipper will not apply on account of commercialization of its Unused Capacity.

(b)	Pipeline with Excess Capacity: During the Ship or Pay Term, in relation with Shareholders Excess Capacity Contracted, when the Shipper effectively transports within the Excess Capacity, Bicentenario shall issue the respective invoice for a value equivalent to the MME Fee multiplied by the barrels effectively transported during the Operation Month, chargeable to the advance payments referred to in Section 4.01(b).

In the event that Bicentenario has effectively commercialized with a third party the Excess Capacity as Pipeline available capacity, the values that are invoiced and charged shall be considered as Bicentenario revenues and there will be no possibility of either credit notes or recognition of interest payment in favor of the Shipper.

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Section 2.03 - Value of Service: The Parties to Amendment No. 2 agree to amend Section 4.01 of the Agreement, which as of the Date of the Amendment shall read as follows:

"Section 4.01 - Value of Service:

(a)	The Shipper undertakes to pay Bicentenario for:

(i)	- During the Ship or Pay Term:

(A)	The Fee multiplied by the Shipper Contracted Capacity and the number of days of the respective Calendar Month, regardless that the Nomination presented by the Shipper in the respective month is below the Shipper Contracted Capacity and even when it has neither nominated nor transported any Barrel, plus

(B)	The MME Fee multiplied by the barrels effectively transported during the Operation Month, within the Conditioned Capacity.

(ii)	- During the Ship and Pay Term: The MME Fee, by the number of Barrels effectively transported within the Shipper Contracted Capacity and within the Conditioned Capacity in the Operation Month.

In the event that the MME Fee is not sufficient to pay for Pipeline maintenance, operations and administration costs, the depreciation, amortization and taxes, and an equitable profit, then will be subject to the agreement of the Parties on the terms and conditions of the fee to be applied, without prejudice of the processing to be performed by Bicentenario before the Ministry of Mines to review the MME Fee.

(b)	In the event that the Fee Payment Commencement Date occurs before the Service Commencement Date and only with respect to the period elapsed between those dates, the Shipper undertakes to pay a sum equivalent to the Fee multiplied by the Shipper Contracted Capacity, times the number of Days of the respective Calendar Month, even in spite of the fact that the Service provisions has not commenced. Said payments will be managed as indicated herein below:

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(i)	Provided that Bicentenario is in a position to make payments of principal and interest of the debt acquired with Lenders, meet the coverage rates set out in the Local Syndicated Credit Agreement or in any other agreement with the Lenders, meet any other obligation or financial covenant stipulated in said instrument, meet all obligations acquired by Bicentenario with third parties and cover all Pipeline operation and maintenance obligations, the amount s corresponding to the Fee that the Shipper has paid from the Date of Commencement of Fee Payment to December 31, 2013 pursuant to that provided for in above section 4.01(b), if any, shall be considered as an advance payment of the Shipper's charge in favor of Bicentenario and may be accounted for during the Ship or Pay and/or Ship and Pay term, as follows:

•	During the Ship or Pay Term: The aforementioned advance payment shall be booked in Colombian pesos for payment of the MME Fee, caused by the volumes that are effectively transported within the Excess Capacity, until depleting the balance in favor of the Shipper.

•	During the Ship and Pay Term: Provided that during the Ship or Pay Term not all advance payments referred to in above Section 4.01 (b) (i) can be booked, these will be booked in Colombian pesos for payment of the Service provided until depleting the balance in favor of the Shipper or until expiry of the Ship and Pay Term.

•	To determine the amount to be charged to the advance payment, the rules set out in Section 4.02(a) (iii) shall apply.

•	The Parties acknowledge that the current status of the advanced payments caused until December 31, 2013 are listed in Exhibit K to this Agreement.

(c)	The sums corresponding to the Fee that has been paid by the Shipper as of January 1, 2014, are considered amount effectively paid under the ship or pay modality and, therefore, are not considered as advance and cannot be charged or offset to any payment.

(d)	The breach by the Shipper of any payment obligations of the MME Fee of this Agreement, shall give rise to the suspension of the transport Service for the barrels intended for transport as part of the Conditioned Capacity. The foregoing, without prejudice of the Shipper obligations of paying the Fee, and the consequences foreseen in the Agreement as to breach of Shipper obligations."

Section 2.04 - Invoicing and Payment: The Parties to Amendment No. 2 agreed to amend Sections 4.02(a) and 4.02(b) of the Agreement, which shall read as follows:

(a)	"As of the Fee Payment Commencement Date or the Service Commencement Date, whatever occurs first, Bicentenario shall issue bill or invoice, as the case may be, pursuant to the following rules and terms:

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(i)	During the Ship or Pay Term:

(A)	The value of the Service for the Shipper Contracted Capacity, shall be charged monthly in advance for the correct presentation of a bill within the first 10 days of the respective Nomination Month, as of January 1, 2014. The bill shall include the multiplication of the respective Fee for the Shipper Contracted Capacity times the number of Days of the Calendar Month that is being invoiced.

(B)	The value of the Service for Conditioned Capacity shall be charged monthly within 45 Days following the expiry of the respective Operation Month. The invoice shall include the multiplication of the MME Fee times the number of Barrels effectively transported during the Operation Month, within the Conditioned Capacity.

(ii)- During the Ship and Pay Term:

(A)	The value of Service for the Shipper Scheduled Capacity will be charged monthly and in advance during the first 10 Days of the respective Nomination Month. The bill shall include the multiplication of the MME Fee times the number of the Scheduled Barrels within the Shipper Contracted Capacity, times the number of Days in the Calendar Month that are being charged. Once the Barrels have been transported, the respective adjustment between the Scheduled and those effectively transported will be done. Should there be a balance in favor of the Shipper, a credit note in its favor shall be issued, which will be applied to the respective invoice.

(B)	The value of the Service for Conditioned Capacity shall be charged monthly within 30 Days following the expiry of the respective Operation Month. The invoice shall include the multiplication of the MME Fee times the number of Barrels effectively transported within the Conditioned Capacity.

(iii) Amounts of Credit Notes and Amortization of Advance Payments: For determining the amount of credit notes, the number of Barrels effectively transported within the Conditioned Capacity and the amounts to be amortized against advance payments established in Exhibit K to this Agreement, Section 4.01(a)(1)(B) shall be taken into account.

The provisions of numerals (i) and (ii) above shall apply without prejudice of applicable Credit or Debit notes resulting from over-utilized or under-utilized Shipper Contracted Capacity by the Shipper, in accordance with the approved Nomination process and the Carrier Manual pursuant to the terms set out in Section 3.04 of the Agreement and the Credit Notes, if any, set out in Section 4.02(e)(i)(A) of the Agreement.

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(b)	Bicentenario will legalize bills since the Service Commencement Date by issuing and submitting the invoices within 30 Days following the expiry of the Nomination Month, indicating (i) the amount effectively paid by the Shipper, plus (ii) the amount to be collected to Bicentenario on account of transport tax.

Bills or invoices, as the case may be, issued by Bicentenario, shall detain in an annex:

(i)	The transport Fee on account of the Shipper Contracted Capacity, breaking down the amount destined for payment of principal and interest of the current credit contracts.

(ii)	The MME fee caused by the Conditioned Capacity.

Section 2.05 –Effects of a Justified Event: The Parties to Amendment No. 2 agree to modify Section 8.03(c) of the Agreement, which shall read as follows:

“(c) The Shipper shall continue paying the Fee. Notwithstanding the foregoing, should the Justified Event suspend Service provided for a period equal to or greater than 6 continuous and uninterrupted months, counted as of the date of occurrence of the event, the Shipper shall have the right to terminate this Agreement without having to pay any compensation to Bicentenario. Should the suspension of the Service be caused by a vice inherent to the Oil or by fault attributable to the Shipper, the Shipper shall respond in accordance with that provided for in Section 8.02 of this Agreement and Clause 18 of the Carrier Manual."

Section 2.06 - Valid Term. The Parties to Amendment No. 2 agree to modify Section 14.01 of the Agreement, which shall read as follows:

"Section 14.01 - Valid Term: This Agreement shall come into force on the Date of Execution and will remain valid first (I) for the Ship or Pay Term, under the "ship or pay" modality with respect to the Shipper Contracted Capacity, and subject to availability and for the Barrels effectively transported with respect to the Conditioned Capacity and then (ii) for the Ship and Pay Term under the "ship and pay" modality, for up to the Shipper Contracted Capacity, and subject to availability and for the Barrels effectively transported with respect to the Conditioned Capacity, for which the Parties shall agree on the applicable terms and conditions, including, but without limitation, the demand or not of the Warranty; unless it is terminated pursuant to Section 14.02.

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Should the Parties not reach an agreement on the other terms and conditions for the Ship and Pay Term pursuant to the preceding paragraph, the terms and conditions that will govern will be those set out for Shipper Contracted Capacity , as applicable, and the Carrier Manual."

Section 2.07 - Definitions (Exhibit A): The Parties to Amendment No. 2 agree on including and/or modifying Annex A to the Agreement concerning the definitions, which shall read as follows:

"Owned Oil: Means Oil Produced by the Shipper or its Affiliates, Oil that has been acquired by any other means by the Shipper and/or its Affiliates, and/or Oil on which the Shipper and/or any of its Affiliates and/or associates have a commercial or technical interest, which will be understood as existing with respect to oil produced by or owned by any of its Affiliates and/or associates of the Shipper, as well as with respect to oil whose transport through the Pipeline results in or implies some benefit, either direct or indirect, to the Shipper and/or any of its Affiliates and/or associates.

Shipper Contracted Capacity: Means the transport capacity of Owned Oil through the Pipeline to which the Shipper is entitled by virtue of this Agreement. Said Shipper Contracted Capacity corresponds to the share equity percentage of the Shipper and/or its Affiliates in Bicentenario applied on 110,000 bpcd.

Shareholders Contracted Capacity: Means the transport capacity of Owned Oil through the Pipeline to which the Shareholders and/or its Affiliates are entitled, which in total will be equal to 110,000 bpcd.

Conditioned Capacity: Means the transport capacity of Owned Oil through the Pipeline subject to availability and expressed in bpcd, conditioned to the existence of: (i) Unused Capacity by other shipper shareholder of Bicentenario and /or its Affiliates, and/or (ii) Excess Capacity. This capacity shall be offered to all Shareholders of Bicentenario and/or their Affiliates. In the event that two or more Shareholders of Bicentenario and/or their Affiliates request this capacity for an Operation Month, it shall be allocated proportionately to their equity share in Bicentenario.

Excess Capacity: Means the transport capacity of Owned Oil through the Pipeline subject to availability of excess capacity above 110,000 bpcd in an Operation Month and will be expressed in bpcd.

MME Fee: Means the transport fee for Oil set out by the Ministry of Mines and Energy by means of Resolution No. 0072524 dated December 28, 2012, or that set out for each fee period after the Service Commencement Date, as well as by any revision or adjustments made in accordance with applicable legislation."

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Section 2.08 - Carrier Manual (Annex B). The Parties to Amendment No. 2 agree on changing Exhibit B to the Agreement, which as of the Date of the Amendment shall agree with that provided for in Exhibit 1 to this Amendment No. 2.

Section 2.09 - Fee Calculation Methodology (Exhibit G): The Parties to Amendment No. 2 agree to amend numeral 3 of Exhibit G to the Agreement, which as of the Date of the Amendment shall read as follows:

"3. Definition of FCF(Free Cash Flow)

The concept behind FCL is to determine the cash flow that Bicentenario would have had if it had financial debts. This shall be structured with actual and projected figures.

The FCF (Free Cash Flow) is calculated as follows:

-	Revenues calculated based on numeral 3.1.1. of this Exhibit (the "Calculated Revenues")

Less

-	All administration, operation and maintenance costs and expenses of Bicentenario.

Less

-	Operational Taxes

Less

-	Estimated leveraged income tax payment (taxes that would have been or will be paid when financial debt and yield from cash surplus exist).

Less (Plus)

-	The increase (or decrease) of working capital.

Less

-	Capital investment required for the construction of the Pipeline, including expenses that can be capitalized.

The calculation of FCF (Free Cash Flow) is detailed in the fee Calculation Model (as such term is defined herein below)."

Section 2.10 - List of Advance Payments: The Parties to Amendment No. 2 agree to add as an exhibit to the Agreement (hereinafter Exhibit K) the balance of advance payments generated between the Fee Payment Commencement Date and December 31, 2013, which as of the Amendment Date shall be Exhibit 2 to this Amendment No. 2.

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CLAUSE 3 ENTIRE AGREEMENT. Other clauses in the Agreement remain entirely in force, without being understood as amended by this Amendment No. 2.

[BLANK SPACE LEFT ON PURPOSE]

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AMENDMENT No. 2 TO THE BICENTENARIO TRANSPORT AGREEMENT

SIGNING PAGE

FOR THE SHIPPER,

SIGNATURE	/s/ Martha María Echeverri Benjumea
NAME:	MARTHA MARIA ECHEVERRI BENJUMEA
TITLE:	HEAD OF TRANSPORT SERVICES
COMMERCIAL DEPARTMENT
VICEPRESIDENCY OF TRANSPORT AND LOGISTICS
C.C. 52.152.043

FOR BICENTENARIO,

SIGNATURE	/s/ Fernando Gutierrez Montes
NAME:	FERNANDO GUTIERREZ MONTES
TITLE:	LEGAL REPRESENTATIVE
C.C.	17.146.690

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